                                      Filed Pursuant to Rule 424(b)(2)
                                      Registration Statement No. 333-67445

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 9, 2002.

[CHUBB LOGO]
                      UP TO 372,756 SHARES OF COMMON STOCK

                                       OF

                             THE CHUBB CORPORATION

                            ------------------------

     This prospectus supplement relates to our common stock offered during 2002 under The Chubb Corporation Producer Stock Incentive Program (1998). Each eligible agency or brokerage may use all or a portion of its earned cash commissions to purchase shares under the program.

     The purchase date to acquire shares in 2002 is February 1, 2002. On such purchase date, the purchase price for a share of common stock offered under the program will be the average of the high and low prices of our common stock quoted on the New York Stock Exchange on February 1, 2002, less a discount of 20%. For example, if you elect to use $10,000 of your earned cash commissions to purchase common stock, you would receive $12,500 worth of common stock at the per share price determined by the average of the high and low prices of the common stock on February 1, 2002. The shares purchased under the program on February 1, 2002 will be restricted for two years starting on February 1, 2002. During this time, the shares cannot be sold, transferred, pledged, assigned or disposed of in any other way. There are no other terms, conditions or limitations on the shares to be purchased under the program.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "CB." On January 8, 2002, the last sale price of our common stock quoted on the New York Stock Exchange was $66.80. As of October 31, 2001, there were issued 179,922,767 shares of common stock, of which 10,131,792 were treasury shares and 169,790,795 were outstanding and Chubb had no preferred stock issued or outstanding.

                                      PRICE TO                                         PROCEEDS TO
                                   PUBLIC IN 2002                       COMMISSIONS       CHUBB
--------------------------------------------------------------------------------------------------
Per share.....  The average of the high and low sales prices quoted      None             100%
                on the New York Stock Exchange on February 1, 2002
                less a 20% discount
--------------------------------------------------------------------------------------------------
Total.........  The average of the high and low sales prices quoted       -0-             100%
                on the New York Stock Exchange on February 1, 2002
                less a 20% discount multiplied by one million.
--------------------------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 9, 2002.

PROSPECTUS

[CHUBB LOGO]
                        1,000,000 SHARES OF COMMON STOCK

                                       OF

                             THE CHUBB CORPORATION

                            ------------------------

     This prospectus relates to our common stock offered under The Chubb Corporation Producer Stock Incentive Program (1998). Each eligible agency or brokerage may use all or a portion of its earned cash commissions to purchase shares under the program. We will describe the purchase price for future purchase dates, if any, in a supplement to this prospectus.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "CB."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 9, 2002.

                            ------------------------
                               TABLE OF CONTENTS
                            ------------------------

                                                              PAGE
Summary.....................................................    3
The Chubb Corporation.......................................    5
Use of Proceeds.............................................    5
The Program.................................................    5
Description of the Capital Stock............................    9
Plan of Distribution........................................   11
Experts.....................................................   12
Legal Matters...............................................   13
Where You Can Find More Information.........................   13

                            ------------------------

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the information and financial statements we refer you to in the section "Where You Can Find More Information" appearing at the end of this document. Where appropriate in this prospectus, references to Chubb include its subsidiaries.

THE CHUBB CORPORATION

     We are a holding company with subsidiaries primarily engaged in the property and casualty insurance business. We provide insurance coverages principally in the United States, Canada, Europe, as well as in Australia and parts of Latin America and the Far East.

     Our principal executive office is located at 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and our telephone number is (908) 903-2000.

THE CHUBB CORPORATION PRODUCER STOCK INCENTIVE PROGRAM (1998)

  Eligibility

     Each agency or brokerage that has an incentive cash commission contract directly with us to promote and sell our insurance is eligible to purchase shares on a purchase date if it has:

          (1) earned $10,000 or more in incentive cash compensation for the calendar year preceding that purchase date; and

          (2) been selected for participation on that purchase date by the program committee.

     Eligible agencies and brokerages are under no obligation to participate in the program. If an eligible agency or brokerage does not want to participate, it will receive its earned incentive cash compensation in cash as it has in the past.

     The program is for the benefit only of participating agencies and brokerages and no individual producers who are employees or principals of these participating agencies or brokerages may participate in the program.

  Procedures for Making Purchases

     Purchases can be made under the program on each date designated as a purchase date. Purchase dates, if any, will be described in supplemental documents called "prospectus supplements" that will describe the terms of purchases under the program for future years. You should read the information set forth in the applicable prospectus supplement for each year's purchase date, if any, and its terms.

     If you are eligible, we will send you an election form, each year in January or early February at the time that you review your earned incentive cash compensation statement with a Chubb manager. To make a purchase under the program, simply complete your election form, indicating the amount of common stock you wish to purchase, if any, and return it to State Street Brokerage, a division of State Street Capital Markets L.L.C. on or before the purchase date at the address indicated on the election form.

     To participate in the program, you must use at least $10,000 of your incentive cash compensation to purchase shares. You may choose to take all of your earned incentive cash compensation in our common stock or receive a combination of cash and stock.

  Terms of Purchases

     We are offering our common stock under the program on the purchase dates, at the purchase prices and having the terms and conditions, including transfer restrictions, established by the committee appointed by the chairman of our board of directors to govern the program.

     If the terms of purchase applicable to a particular purchase date include any restrictions on transfer, then you will not receive actual share certificates representing shares purchased on that purchase date until after the restrictions on transfer no longer apply. During any period of time when your shares are restricted, your shares will be registered in your agency or brokerage name and held in an account in your agency name at EquiServe Trust Company, N.A. However, you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of your shares. At the end of the restricted period, you may leave your shares in your EquiServe Trust Company, N.A. account, ask EquiServe Trust Company, N.A. to send share certificates to you or ask it to sell or transfer the shares on your behalf.

     There is no risk of forfeiture during the restricted period.

                             THE CHUBB CORPORATION

     Chubb was organized in 1967 as a New Jersey corporation. We are a holding company with subsidiaries primarily engaged in the property and casualty insurance business. We trace our history back to the formation in 1882 of Chubb & Son, an underwriter and manager of insurance companies, and the founding in 1901 of our principal property and casualty insurance subsidiary, Federal Insurance Company. Since our founding as a specialized manager of marine insurance, our property and casualty business has expanded to include most forms of property and casualty coverages. Our property and casualty insurance subsidiaries provide insurance coverages principally in the United States, Canada, Europe, as well as, in Australia and parts of Latin America and the Far East.

     Because we are a holding company, we rely on our subsidiaries for cash to pay our debts and dividends to our stockholders. State insurance laws and regulations, as administered by state insurance departments, may restrict how much money our subsidiaries may distribute to us.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the offering and sale of shares under the program. To the extent we issue shares of common stock instead of paying cash owed to participants, we will use the retained cash for general corporate purposes.

                                  THE PROGRAM

GENERAL

     Our board of directors authorized the adoption of The Chubb Producer Stock Incentive Program (1998) to motivate persons performing independent insurance agency or brokerage services for us by enabling them to participate in our long-term growth and financial success. The program was adopted on November 10, 1998.

     Our program allows agencies that meet certain incentive compensation goals and that are selected for participation to purchase shares of our common stock using their commissions earned yearly under the Contingent Commission Point Program and The Profit Sharing Program as well as under our other cash incentive award arrangements.

PARTICIPATION IN THE PROGRAM

  Eligibility

     Each agency or brokerage that has an incentive cash commission contract directly with us to promote and sell our personal and/or commercial lines of insurance is eligible to purchase shares on a purchase date if it has:

          (1) earned $10,000 or more in incentive cash compensation for the calendar year preceding that purchase date; and

          (2) has also been selected for participation on that purchase date by the program committee.

     We will notify agencies and brokerages of their eligibility by providing them with an election form as described below.

     Eligible agencies and brokerages are under no obligation to participate in the program. If an eligible agency or brokerage chooses not to participate, it will receive its earned incentive cash compensation in cash as it has in the past.

     The program is for the benefit only of the agencies and brokerages that have incentive contracts directly with us. No other persons can be direct or indirect beneficiaries or participants under the program. Any arrangements or undertakings entered into between an agency or brokerage and that agency's or brokerage's producers establish rights and obligations solely between and among those parties and do not create any obligations on the part of Chubb or any of our affiliates, which shall have no liability for those arrangements.

  Procedures for Making Purchases

     Prior to each purchase date, State Street Brokerage will mail a copy of this prospectus and any applicable prospectus supplement to each potentially eligible agency or brokerage. The prospectus and any prospectus supplement will describe the price, purchase date, transfer restrictions and any other terms and conditions for purchases of shares on each purchase date. Then, in January or early February of the year of the purchase date, when our managers review earned incentive cash compensation statements with agencies and brokerages, we will provide each eligible agency and brokerage with an election form.

     Purchases can be made under the program on each date described as a purchase date in the prospectus and any prospectus supplement. The election form will allow you to decide how much of your incentive cash commission you want in common stock and how much you want in cash. To purchase shares under the program on a purchase date, simply complete the election form, indicating the amount of common stock you wish to purchase, and return it to State Street Brokerage on or prior to the purchase date.

     To participate in the program in any year, you must spend at least $10,000 of your incentive cash compensation to purchase shares under the program. You may take all or part of your earned incentive cash compensation in our common stock. However, we will not issue fractional shares under any circumstances. Any portion of the amount not applied to the purchase of whole shares will be paid in cash directly to the participating agency or brokerage.

     The election forms should be mailed to:

          State Street Brokerage, Administrator
        c/o Chubb Agency Services
        P.O. Box 1615, 15 Mountain View Road
        Warren, N.J. 07061-1615
        or Faxed to 908-903-3826

     All other correspondence relating to the program should include the name, address, and taxpayer identification number of the prospective participant and be mailed or faxed to State Street Brokerage at the above address.

TERMS OF PURCHASE

     We are offering our common stock under the program on the purchase dates, at the purchase prices and subject to the terms and conditions, including restrictions or limitations on the transferability on the shares, established by the program committee, and in each case as described in the prospectus and any prospectus supplement.

     You should read the information set forth in the applicable prospectus supplement for a description of the specific terms for each year's purchase date, if any.

     The program committee has broad discretion as to the specific terms and conditions of the transfer restrictions, including but not limited to, the effect on such restrictions on the death, retirement or disability of a participant and the effect, if any, of a change in our control.

     During any period of time when your shares are restricted, your shares will be registered in your agency name and held in book entry form by EquiServe Trust Company, N.A. and you will not be allowed to sell, transfer, pledge, assign or otherwise dispose of your shares. During any period of time when your shares are restricted, you will bear the risk of loss and realize the benefits of any gain from market price changes for any shares you purchased under the program. At the end of the restricted period, you may keep the shares in your EquiServe Trust Company, N.A. account, ask EquiServe Trust Company, N.A. to send share certificates to you or ask it to sell or transfer the shares on your behalf. You will be able to vote your shares during this period.

You will own any shares you purchase as of the purchase date and there is no risk of forfeiture of your shares during the restricted period.

SHARES AVAILABLE UNDER THE PROGRAM

     The maximum number of shares of common stock issuable under the program is 1,000,000. These shares may be made available from our authorized but unissued shares or from treasury stock, including shares purchased by us in the open market. In the event that the program committee shall determine that:

     - any stock dividend,

     - extraordinary cash dividend,

     - recapitalization,

     - reorganization,

     - merger,

     - consolidation,

     - split-up,

     - spin-off,

     - combination,

     - exchange of shares,

     - warrants,

     - or rights offering to purchase our common stock at a price substantially below fair market value,

     - or other similar corporate event,

affects our common stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the program, then the program committee may, in its sole discretion, and in any manner that the program committee may deem equitable, adjust any or all of the number and kind of shares which may be sold under the program.

DIVIDENDS; DIVIDEND REINVESTMENT

     We pay dividends, as and when declared by our board of directors, to the record holders of shares of our common stock. As the record holder of shares of common stock purchased under the program, a participating agency or brokerage will receive dividends, if any, in cash for all shares registered in that agency's or brokerage's name on the record date.

     Any dividend payable in common stock or any split shares distributed by us on shares purchased under the program and registered in the name of a participating agency or brokerage will be deposited in the participant's EquiServe Trust Company, N.A. account. Any shares received as the result of a stock split will be subject to the same restrictions on transfer as the shares purchased under the program. Shares received as dividends will not be subject to any transfer restrictions.

     Participants in the program also will be eligible to participate in our dividend reinvestment plan on the terms and conditions of that plan, if they so desire. If you elect to participate in our dividend reinvestment plan, you will be entitled to reinvest your dividends to purchase additional shares of common stock. The transfer restrictions applicable to shares purchased under the program will not apply to any common stock purchased under our dividend reinvestment plan. Information about our dividend reinvestment plan can be obtained from us or EquiServe Trust Company, N.A.

OTHER SHAREHOLDER RIGHTS; INFORMATION REPORTING

     If we have a rights offering, agencies will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of a participating agency or brokerage will be mailed directly to that participant in the same manner as to shareholders not participating in the program. See "Description of the Capital
Stock -- Shareholders Rights Plan" for information relating to our shareholder rights plan.

     Each participant will receive our annual and any other periodic or quarterly reports issued to stockholders, notices of shareholder meetings and proxy statements and Internal Revenue Service information for reporting dividends paid.

     A participant will be entitled to vote its shares of common stock purchased under the program and registered in that participant's name on a record date for a meeting of shareholders. A participant may vote in person or by proxy at any meeting.

THE PROGRAM COMMITTEE

     The terms of the program were established by a committee appointed by the chairman of our board of directors. The program committee may amend, suspend, discontinue or terminate the program or any portion of it at any time and for any reason, including the need to register or qualify shares of common stock issuable under the program upon any securities exchange or under any state or federal law; provided that no amendment shall be made without the approval of our board of directors, if the amendment increases the number of shares of common stock available under the program. The program committee has the sole authority to interpret the terms and provisions of the program.

     The program committee has the sole discretion to select agencies from those that have earned $10,000 in cash commissions for participation in the program on each purchase date and for setting the terms for purchases on each purchase date.

     Telephone inquiries regarding the terms of the program or the amount of an agency's incentive cash compensation should be directed to the program committee at (908) 903-2211.

ADMINISTRATION OF THE PROGRAM; TRANSFER AGENT

     State Street Brokerage administers the program. In the event that State Street Brokerage shall resign or otherwise stop acting as administrator, we will make other arrangements as we deem appropriate for the administration of the program.

     EquiServe Trust Company, N.A., an affiliate of State Street Brokerage, serves as transfer agent and registrar for our common stock and also as agent for participants in our dividend reinvestment plan.

     All costs of administering the program will be paid by us. Participants can purchase our common stock without the payment of any brokerage commission or other charges.

FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING SHARES UNDER THE PROGRAM

     The difference between the fair market value of the total number of shares of common stock received on the date of purchase and the amount paid by a participant constitutes ordinary income to the participant and will be recognized by the participant at the time of purchase. Under the 2002 terms, for example, if your incentive compensation earned in 2001 is $15,000 and if you elect to spend $10,000 of your earned incentive cash compensation to purchase common stock and to receive $5,000 in cash, you would receive $12,500 worth of common stock and $5,000 in cash. You would pay tax on the full $17,500, not just on the $15,000 of earned incentive cash compensation for the calendar year. We believe that no income tax consequences will arise to the participants as a result of our payment of the costs of administration of the program. Except as described in this document, we believe there are no other federal income tax consequences to a participant resulting from purchases under the program. Chubb or any of our affiliates will be allowed a deduction, equal to the amount of ordinary income recognized by the participant, in the tax year in which the participant includes the income. In certain circumstances, backup tax withholding will be required.

     The tax basis of any shares acquired pursuant to the program will be their fair market value on the date the shares were purchased and the holding period applicable to the shares will commence on the day following the purchase date.

     A participant will have dividend income upon the receipt of any dividends, whether or not reinvested through our dividend reinvestment plan. A participant will recognize gain or loss upon that participant's sale or exchange of the shares. The amount of the gain or loss will be equal to the difference between the sales price of the shares and the participant's tax basis in the shares.

     The program is not qualified under Section 401(a) of the U.S. Internal Revenue Code and is not subject to ERISA.

     EACH PARTICIPANT IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES OF PARTICIPATION IN THE PROGRAM.

                        DESCRIPTION OF THE CAPITAL STOCK

GENERAL

     The authorized capital stock of Chubb consists of 600,000,000 shares of common stock, $1.00 par value per share, and 4,000,000 shares of preferred stock, $1.00 par value. As of October 31, 2001, there were issued 179,922,767 shares of common stock, of which 10,131,792 were treasury shares and 169,790,795 were outstanding, and Chubb had no preferred stock issued or outstanding.

     The following is a description of all of the material terms of our capital stock.

COMMON STOCK

     The holders of shares of our common stock, subject to the preferential rights of the holders of any shares of our preferred stock, are entitled to dividends when and as declared by our board of directors. The holders of our common stock have one vote per share on all matters submitted to a vote of our shareholders, and the right to our net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of our preferred stock. Holders of shares of our common stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of our common stock are, and the shares of common stock issued under the program will be, fully paid and nonassessable.

     Under New Jersey law and our certificate of incorporation, the affirmative vote of two-thirds of the votes cast is required for shareholder approval of any merger or any plan of consolidation as well as for any sale, lease, exchange or other disposition of all, or substantially all, of our assets, if not in the usual and regular course of our business, and for any liquidation or dissolution or amendment of our certificate of incorporation. All other shareholder action is decided by a majority of the votes cast at a meeting of shareholders.

     Our by-laws provide that the annual meeting of shareholders shall be held on the day in the month of April of each year or on any other month as is designated by our board of directors and as stated in a written notice, which notice is mailed or delivered to each shareholder at least ten days prior to any shareholder meeting. Our certificate of incorporation and our by-laws provide that shareholder meetings may be held in the State of New Jersey or in the City of New York, State of New York, at a place that may from time to time be designated by our board of directors.

     Our certificate of incorporation further provides that our board of directors has the power, except as provided by statute, in its discretion, to use or apply any of our available funds for the purchase or acquisition of shares of our capital stock or bonds or other securities, in the market or otherwise, at a price that may be fixed by our board, and to the extent and in the manner and for the purposes and upon the terms as our board may deem expedient and as may be permitted by law.

     The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., P.O. Box 2500, Jersey City, New Jersey 07303-2500.

PREFERRED STOCK

     Under our certificate of incorporation, we are authorized to issue up to 4,000,000 shares of preferred stock, in one or more series, with the designations and the relative voting, dividend, liquidation, conversion and other rights, preferences and limitations that are stated in our certificate of incorporation and any amendment to it establishing that series adopted by our board of directors.

     Shares of our preferred stock may be issued in one or more series and the shares of all series will rank equally and be identical in all respects, except that for each series our board of directors may fix, among other things;

     - the rate of dividends payable thereon;

     - the time and prices of redemption;

     - the amount payable upon voluntary liquidation;

     - the retirement or sinking fund, if any;

     - the conversion rights, if any;

     - the voting rights, if any, in addition to the voting right described below;

     - the restrictions, if any, upon creation of indebtedness of Chubb, or any subsidiary of Chubb, or the issuance of stock ranking on a parity with or senior to the shares of preferred stock either as to dividends or upon liquidation;

     - the restrictions, if any, on the payment of dividends upon, or on the acquisition of, the common stock or upon any other class or classes of stock of Chubb (other than preferred stock) ranking equally with or junior to the shares of preferred stock either as to dividends or upon liquidation;

     - and the number of shares to comprise such series.

     Each series of preferred stock will be entitled to receive an amount payable upon liquidation, dissolution or winding up, fixed for each series, plus all dividends accumulated to the date of final distribution, before any payment or distribution of assets of Chubb is made on our common stock. Shares of preferred stock that have been issued and reacquired in any manner by us (including shares redeemed, shares purchased and retired and shares that have been converted into shares of another series or class) may be reissued as part of the same or another series of preferred stock. In accordance with the foregoing, the 4,000,000 authorized but unissued shares of our preferred stock may be issued pursuant to resolution of our board of directors without the vote of the holders of any of our capital stock.

SHAREHOLDERS RIGHTS PLAN

     We have a shareholder rights plan. Under our shareholder rights plan, each shareholder has one right for each share of our common stock it holds. Each right entitles its holder to purchase a unit that consists of one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $1.00 per share, at a purchase price of $240 per unit. We have the authority to adjust the rights to prevent dilution of the interests represented by each right. The rights agreement between Chubb and First Chicago Trust Company of New York, as rights agent, describes the terms of the rights.

     The rights are attached to all outstanding shares of our common stock and trade with our common stock until they become exercisable. We will not distribute separate rights certificates. The rights will separate from our common stock and a distribution date will occur upon the earlier of:

        (1) 10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock, or

        (2) 10 business days, or such later date as may be designated under certain circumstances by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 20% or more of the outstanding shares of our common stock.

     Until the distribution date or earlier redemption or expiration of the rights:

        (1) the rights will be evidenced by the common stock certificates and will be transferred with and only with those common stock certificates,

        (2) new common stock certificates issued after March 31, 1999 will contain a notation incorporating our rights agreement by reference, and

        (3) the surrender for transfer of any certificates for common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

     The rights are not exercisable until the distribution date and will expire at the close of business on March 12, 2009 unless we redeem or exchange them first as described below.

     As soon as practicable after the distribution date, we will mail right certificates to holders of record of common stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by our board of directors, we will issue rights only with shares of our common stock issued before the distribution date.

     If any person becomes the beneficial owner of 20% or more of the outstanding shares of our common stock we will provide each right holder, other than the beneficial owner of 20% or more of the outstanding shares of our common stock, with the right to receive upon exercise of the right that number of shares of common stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:

        (1) we are acquired in a merger or other business combination transaction, or

        (2) 50% or more of our assets or earning power is sold, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events described in this paragraph are referred to as "triggering events".

     We may adjust the purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

        (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock,

        (2) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or

        (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

     With certain exceptions, we will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. We will not issue fractional units and, instead, we will make an adjustment in cash based on the market price of the preferred stock on the last trading date prior to the date of exercise.

     The rights are redeemable in whole, but not in part, at a price of $.01 per right by our board of directors at any time prior to the earlier of March 12, 2009 and the date on which an acquisition event occurs. Under the terms of our rights agreement, the decision to redeem requires the agreement of a majority of the directors. In addition, the plan is also subject to annual review by a committee of independent directors which can recommend redemption if it determines that the plan no longer serves our best interests and our shareholders' best interests.

     Immediately upon the action of the board of directors ordering redemption of the rights, with, where required, the agreement of a majority of the directors, the rights will terminate and thereafter the holders of rights will be entitled only to receive the redemption price.

     Until a right is exercised, the holder will have no rights as a shareholder of Chubb beyond those as an existing shareholder. As long as the rights are attached to our common stock, we will issue one-quarter of a right with each new share of our common stock issued.

                              PLAN OF DISTRIBUTION

     The shares of common stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of common stock will be offered by us and our affiliates through State Street Brokerage to eligible agencies and brokerages. The proceeds to Chubb are set forth without deducting for estimated expenses payable by Chubb of $165,000.00.
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

                                    EXPERTS

     Ernst & Young LLP, independent auditors, are our auditors. They audited the consolidated financial statements and the financial statement schedules that we included in our Annual Report on Form 10-K for the year ended December 31, 2000 as described in their reports dated February 26, 2001 and March 26, 2001. The Annual Report on Form 10-K for the year ended December 31, 2000 includes these reports. We incorporate these financial statements, schedules and reports into this prospectus in reliance on Ernst & Young LLP's authority as experts in accounting and auditing.

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

                                 LEGAL MATTERS

     Davis Polk & Wardwell, New York, New York and Drinker Biddle & Shanley LLP, Morristown, New Jersey have passed upon the validity of the shares of common stock issuable under the program for Chubb.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (1) Annual Report on Form 10-K for the year ended December 31, 2000;

          (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

          (3) The description of our common stock contained in our most recent Securities Exchange Act registration statement, including any amendments to it which have been filed with the Commission.

     You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        The Chubb Corporation
        15 Mountain View Road
        P.O. Box 1615
        Warren, New Jersey 70761-1615
        Attention: Corporate Secretary
        (908) 903-3576

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Any statement contained in this prospectus, a prospectus supplement or in a document incorporated by reference into the prospectus shall be modified or superseded to the extent that another statement contained in any other document filed later that is also incorporated by reference into the prospectus, modifies or supersedes that statement. Those statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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